CONSENT OF INDEPENDENT ACCOUNTANTS

  To the Board of Directors of The Growth Fund of Washington:
  We consent to the incorporation by reference onto Post-Effective Amendment No. 21 and to the Registration Statement of The Growth Fund of Washington on Form N-1A of our report dated January 27, 1997 on our audit of the financial statements and financial highlights of The Growth Fund of Washington, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996 and to the reference made to us under the caption "Financial Highlights" which is included in the Post-Effective Amendment to the Registration Statement.
  /S/JOHNSON LAMBERT & CO.
  Bethesda, MD
  April 15, 1997